EXHIBIT 99.1

The Topps Company, Inc. Advised by Upper Deck that Hart-Scott-Rodino Antitrust Waiting Period Has Expired

NEW YORK, Aug. 6 /PRNewswire-FirstCall/ -- The Topps Company, Inc. (Nasdaq: TOPP - News) announced today that it has been advised by The Upper Deck Company that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), with respect to Upper Deck’s tender offer to acquire all of the outstanding shares of Topps common stock expired at 11:59 p.m. on August 3, 2007 and was not extended by a request for additional information or documentary material. The expiration of the HSR Act waiting period satisfies one of the conditions to Upper Deck’s tender offer.

Topps noted that it continues to negotiate with Upper Deck to see if a consensual transaction can be reached. Topps cautions, however, that there can be no assurance that a transaction will be reached with Upper Deck. The Topps Board has not withdrawn or amended its recommendation with respect to the merger agreement with The Tornante Company and Madison Dearborn Partners.

Lehman Brothers Inc. is serving as sole financial advisor to Topps and Willkie Farr & Gallagher LLP is serving as legal advisor.

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company’s confectionery brands include “Ring Pop,” “Push Pop,” “Baby Bottle Pop” and “Juicy Drop Pop” lollipops as well as “Bazooka” bubble gum. Topps entertainment products include trading cards, sticker album collections and collectible games. For additional information, visit www.topps.com.

    CONTACTS

    Investors:

    Betsy Brod / Lynn Morgen

    MBS Value Partners, LLC

    212-750-5800

    Dan Burch / Dan Sullivan

    Mackenzie Partners, Inc.

    212-929-5940 / 1-800-322-2885

    Media:

    Joele Frank / Sharon Stern

    Joele Frank, Wilkinson Brimmer Katcher

    212-355-4449